Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 21, 2007 relating to the financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004), appearing in this Annual Report on Form 10-K of Hartford Life Insurance Company for the year ended December 31, 2006.

Form S-3 Registration Nos.

333-130089 333-133695 333-133693 333-133694 333-137215